SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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COBRA ELECTRONICS CORPORATION

(Name of Registrant as Specified In Its Charter)

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6500 West Cortland Street                Chicago, Illinois 60707                773-889-8870                Fax: 773-889-1678

Notice of Annual Meeting of Shareholders

To Be Held on May 8, 2007

To the Shareholders:

The Annual Meeting of Shareholders of Cobra Electronics Corporation (the “Company”) will be held at the offices of Sidley Austin LLP, One South Dearborn, Room 38N22, Chicago, Illinois 60603 on Tuesday, May 8, 2007 at 11:00 a.m. local time to:

1.	Elect two Class III directors of the Company to hold office until the 2010 Annual Meeting of Shareholders; and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on March 30, 2007 are entitled to notice of and to vote at the meeting or any adjournments thereof. A complete, alphabetic list of such shareholders showing their addresses and the number of shares registered for each will be kept open at the offices of the Company, 6500 West Cortland Street, Chicago, Illinois 60707, for examination by any shareholder during ordinary business hours for a period of ten days prior to the meeting.

Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

Copies of the Form 10-K and Summary Annual Report for the year ended December 31, 2006, a Proxy Statement and proxy card accompany this notice.

By order of the Board of Directors,

GERALD M. LAURES

Secretary

Chicago, Illinois

April 5, 2007

COBRA ELECTRONICS CORPORATION

6500 West Cortland Street

Chicago, Illinois 60707

Proxy Statement for Annual Meeting of Shareholders

To Be Held on May 8, 2007

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Cobra Electronics Corporation (the “Company”) to be voted at the Company’s 2007 Annual Meeting of Shareholders to be held on Tuesday, May 8, 2007 at the offices of Sidley Austin LLP, One South Dearborn, Room 38N22, Chicago, Illinois 60603 at 11:00 a.m. The principal executive offices of the Company are located at 6500 West Cortland Street, Chicago, Illinois 60707. This Proxy Statement, the accompanying proxy card and the 2006 Summary Annual Report were first mailed to shareholders on or about April 5, 2007.

RECORD DATE AND OUTSTANDING VOTING SECURITIES

Only shareholders of record at the close of business on March 30, 2007 are entitled to notice of and to vote at the meeting. On that date the Company had outstanding 6,445,904 shares of Common Stock, par value $.33 1/3 per share. Owners of Common Stock are entitled to one vote for each share held. The Company has no other outstanding voting securities.

REVOCATION OF PROXIES AND OTHER VOTING INFORMATION

Proxies given pursuant to this solicitation may be revoked at any time prior to the voting thereof (by giving written notice to the Secretary of the Company, by executing a proxy card bearing a later date which is voted at the meeting or by attending the 2007 Annual Meeting of Shareholders and voting in person); once voted, however, proxies may not be retroactively revoked.

With respect to the election of directors, a shareholder may (i) vote for the election of the nominees designated below, (ii) withhold authority to vote for all director nominees or (iii) vote for the election of all director nominees other than a nominee with respect to whom the shareholder withholds authority to vote by striking a line through the nominee’s name on the proxy. All outstanding shares of Common Stock represented by properly executed and unrevoked proxies received in time for the meeting will be voted as instructed in the accompanying proxy. If no instructions are given, the shares will be voted for the election of all nominees designated below to serve as Class III directors, as applicable.

A proxy card submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter (the “non-voted shares”). Non-voted shares will be considered shares not present and entitled to vote on such matter, although those shares may count for purposes of determining the presence of a quorum. If a quorum is present at the meeting, the two persons receiving the greatest number of votes will be elected to serve as Class III directors. Accordingly, non-voted shares and withholding authority to vote for a director nominee will not affect the outcome of the election of directors.

PROPOSAL I—ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation classifies the Board of Directors into three classes, as nearly equal in number as possible, with directors in each class serving for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. The Board of Directors has determined that all Board members, excluding James R. Bazet and Carl Korn, are independent under the independence requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the listing standards of the NASDAQ Stock Market. The terms of two of the present directors will expire at the 2007 Annual Meeting of Shareholders. Mr. Carl Korn, director, and Mr. Ian R. Miller, director, have been nominated for election as Class III directors for three-year terms expiring at the 2010 Annual Meeting of Shareholders and until their successors are elected and qualified.

Unless otherwise specified on a proxy card, it is the present intention of the persons named in the accompanying proxy card to vote that proxy for the election of Carl Korn and Ian R. Miller. If on account of death or unforeseen contingencies, Messrs. Korn or Miller should not be available for election, the persons named in the accompanying proxy reserve the right to vote that proxy card for such other person or persons as may be nominated to serve as a Class III director by the Board of Directors of the Company. The Company has no reason to believe that the Class III nominees will be unable to serve if elected.

The names of the Company’s directors and director nominees, their principal occupations and certain biographical information relating to them are set forth below.

Directors and Nominees	Age	Principal Occupation
James R. Bazet, Class I (Term expiring in 2008)	59	President and Chief Executive Officer of the Company, January 1998 to present. Director since May 1997.

William P. Carmichael, Class I (Term expiring in 2008)	63	Director of Simmons Company, since May 2004; Director of The Finish Line, since July 2003; Director of Spectrum Brands Inc. (formerly Rayovac Corporation), since August 2002; Trustee of Banc of America Funds Trust, since 2006; Trustee of Columbia Funds Series Trust, Columbia Funds Master Investment Trust, Columbia Funds Variable Insurance Trust I (formerly Nations Funds), since 1999; and Senior Managing Director of The Succession Fund, 1998 to 2001. Director since 1994.

Robert P. Rohleder, Class II (Term expiring in 2009)	64	Retired Audit Partner, Deloitte & Touche, LLP, 1973 to 2000. Director since February 2005.

Carl Korn, Class III (Nominee for Class III, term if elected expiring in 2010)	85	Chairman of the Board of the Company, 1961 to present; President and Chief Executive Officer of the Company, 1961–1985. Director since 1961.

Ian R. Miller, Class III (Nominee for Class III, term if elected expiring in 2010)	56	CEO/Founder, The Brand Practice LLC, business and brand strategy consultancy, August 2001 to present; Executive Vice President, MarchFirst, Inc., August 2000 to August 2001; President, Consumer Food Worldwide Division, Monsanto Corporation, 1996–1999. Director since February 2000.

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board of Directors are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board of Directors and Committee meetings by the Company’s President and Chief Executive Officer and other officers. The Board of Directors has five standing committees, the principal responsibilities of which are described below.

A director is independent if the Board of Directors affirmatively determines that he or she has no material relationship with the Company and otherwise satisfies the independence requirements of the NASDAQ Stock Market and the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). A director is “independent” under the NASDAQ listing standards if in the Board of Directors’ opinion the director has no relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. According to these standards, a director is not independent if:

•	The director is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company.

•

The director has accepted, or has a family member who has accepted, any compensation from the Company in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than (i) compensation for board or board committee service, (ii) compensation paid to a family member who is an employee (other than an executive officer) of the Company or (iii) benefits under a tax-qualified retirement plan or non-discretionary compensation.

•	The director is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer.

•

The director is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (i) payments arising solely from investments in the Company’s securities or (ii) payments under non-discretionary charitable contribution matching programs.

•

The director is, or has a family member who is, employed as an executive officer of another entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity.

•

The director is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Direct or indirect ownership of even a significant amount of our stock by a director who is otherwise independent as a result of the application of the foregoing standards will not, by itself, bar an independence finding as to such director.

There were no related party transactions, relationships or arrangements involving our non-employee directors. The Board of Directors has reviewed the independence of all of our non-employee directors serving as of the end of 2006 and our nominees and found that, other than Carl Korn, each of them, namely William P. Carmichael, Ian R. Miller and Robert P. Rohleder, are independent within the meaning of the rules of the NASDAQ Stock Market and the Exchange Act. Henry G. Chiarelli, who served as a director on the Company’s

Board of Directors, submitted his resignation effective as of October 5, 2006. The Board has determined that Mr. Chiarelli was independent within the meaning of the foregoing rules and regulations during his tenure as an active member of the Board. James R. Bazet, as President and Chief Executive Officer of the Company and Mr. Korn, as an executive officer of the Company, are not independent directors of the Company.

The Board of Directors met eight times in 2006. Messrs. Korn, Miller and Rohleder each attended 100% of the total number of meetings of the Board of Directors and the committees on which he served. Mr. Carmichael attended 100% of the total number of meetings of the Board of Directors and 94% of the total number of meetings of the committees on which he served. Mr. Chiarelli, who resigned from the Company’s Board of Directors, effective as of October 5, 2006, attended at least 75% of the total number of meetings of the Board of Directors and the committees on which he served prior to his resignation. We encourage, but do not require, our directors to attend annual meetings of stockholders. All of our directors then in office attended our 2006 Annual Meeting of Stockholders.

Governance and Nominating Committee

The Board of Directors has established the Governance and Nominating Committee which is responsible for (i) identifying and recommending to the Board of Directors candidates to fill existing vacancies on, or to serve as additional members of, the Board of Directors or any committee thereof, (ii) considering, overseeing and implementing a process to evaluate the effectiveness of the Board of Directors (which may include an evaluation of the charters, structure, operations and membership qualifications for the Board of Directors or any committee thereof), (iii) reviewing at least annually and recommending modifications to the Board of Directors corporate governance guidelines, (iv) reviewing and evaluating all stockholder nominees for director and (v) developing and making recommendations to the Board of Directors regarding director independence. The Board of Directors has adopted a Governance and Nominating Committee Charter, a copy of which is on the Company’s website.

The Governance and Nominating Committee consists of three directors, each of whom the Board of Directors has determined has no material relationship with us and is otherwise independent under the rules of the NASDAQ Stock Market and the Exchange Act. William P. Carmichael (Chair), Ian R. Miller and Robert P. Rohleder (effective as of October 5, 2006) are members of the Governance and Nominating Committee. Henry G. Chiarelli, who served as a director on the Governance and Nominating Committee, resigned from the Company’s Board of Directors, effective as of October 5, 2006. Mr. Chiarelli had no material relationship with us and was otherwise independent while he served as an active member of the Governance and Nominating Committee. During 2006, the Governance and Nominating Committee met two times.

Nomination of Directors

The Governance and Nominating Committee has not established any specific, minimum qualifications that must be met by director candidates or identified any specific qualities or skills that it believes our directors must possess. The Governance and Nominating Committee takes a wide range of factors into account in evaluating the suitability of director candidates, including the nominee’s skill, integrity, diversity and business or other experience. The Governance and Nominating Committee seeks members from diverse professional backgrounds to combine from a broad spectrum of experience and expertise with a reputation for integrity. It is the Governance and Nominating Committee’s view that directors should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated, be selected based on contributions they can make to the Board of Directors and management and be free from relationships or conflicts of interest that could interfere with the director’s duties to the Company and its stockholders.

The Governance and Nominating Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources, including the use of outside consultants. In 2006, the Company engaged Moriarty Fox Inc., which was responsible for identifying potential candidates, meeting with appropriate members of management to clarify Board issues and requirements, communicating with candidates, arranging for interviews with management and directors, and preparing materials for consideration by the Governance and Nominating Committee.

The Governance and Nominating Committee will consider director candidates recommended by our stockholders. Stockholders wishing to recommend a candidate to the Governance and Nominating Committee should do so by submitting the recommendation in writing to our Corporate Secretary at 6500 West Cortland Street, Chicago, IL 60707, and they will be forwarded to the Governance and Nominating Committee members for their consideration. Any such recommendation should include:

•	The number of shares of the Company held by the stockholder;

•	The name and address of the candidate;

•

A brief biographical description, including the candidate’s occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	The candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement.

Once the Governance and Nominating Committee receives the recommendation, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Governance and Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our Proxy Statement, if nominated. The Governance and Nominating Committee will apply the same standards in considering director candidates recommended by stockholders as it applies to other candidates.

In 2007, all of the director nominees are directors standing for re-election.

Audit Committee

The Board of Directors has established an audit committee for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) our compliance with legal and regulatory requirements, including our disclosure controls and procedures; (ii) the independent registered public accounting firm’s qualifications, independence and services; and (iii) the performance of our internal audit function and independent registered public accounting firm. The Board of Directors has adopted an Audit Committee Charter, a copy of which is included on the Company’s website.

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services to be provided to the Company by the Independent Auditor, subject to any exceptions provided in the Exchange Act of 1934. These services may include audit services, audit-related services, tax services and other services. As part of its quarter-end review and analysis, the Company compares year-to-date fees paid to the independent auditor to amounts pre-approved for audit services, audit-related services, tax services and other services as well as to the latest full-year estimates provided by the Independent Auditor. This analysis provides the Company with the basis for monitoring services provided by the Independent Auditor in accordance with pre-approved fees. Should the latest full-year estimates exceed pre-approved levels, this will be reported to the Audit Committee at the next scheduled meeting or earlier, if limits are expected to be exceeded before that time. The Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals, provided that any such decision of such member or members must be presented to the full Committee at its next scheduled meeting.

The Audit Committee consists of three directors, each of whom the Board of Directors has determined has no material relationship with us and is otherwise independent under the rules of the NASDAQ Stock Market and the Exchange Act. In addition, all Audit Committee members must meet the heightened standards for independence for audit committee members imposed by the SEC and NASDAQ. Under those heightened standards, a director may not serve on the Audit Committee if the director (i) has received any consulting, advisory, or other compensatory fees from us (other than in his or her capacity as a director), (ii) is our affiliate or the affiliate of any of our subsidiaries, or (iii) has participated in the preparation of our financial statements or the financial statements of any of our subsidiaries at any time during the past three years. Each member of our Audit Committee satisfies this heightened standard. All Audit Committee members must be financially literate, and at least one member must have accounting or related financial management expertise. Robert P. Rohleder (Chair), William P. Carmichael and Ian R. Miller (effective October 5, 2006) are members of the Audit Committee. The Board of Directors has also determined that Robert P. Rohleder is an audit committee financial expert, as such term is defined by the rules of the SEC. Henry G. Chiarelli, who served as a director on the Audit Committee, resigned from the Company’s Board of Directors, effective as of October 5, 2006. Mr. Chiarelli had no material relationship with us and was otherwise independent while he served as an active member of the Audit Committee. During 2006, the Audit Committee met nine times.

Compensation Committee

The Board of Directors has established a Compensation Committee, which is responsible for (i) establishing the Company’s general compensation philosophy, and overseeing the development and implementation of compensation programs, (ii) reviewing and approving corporate goals and objectives relevant to the compensation of the chief executive officer and other management, evaluating the performance of the chief executive officer and other management in light of those goals and objectives, and setting the chief executive officer’s and other management’s compensation levels based on this evaluation, (iii) administering and interpreting all salary and incentive compensation plans for officers, management and other key employees (except for options issued under the Company’s stock option plans which are reviewed by the Stock Option Plan Committee), (iv) reviewing senior management compensation, (v) reviewing management organization, development and succession planning, (vi) taking any actions relating to employee benefit, compensation, and fringe benefit plans, programs, or policies of the Company, (vii) evaluating and recommending to the Board of Directors appropriate compensation for the Company’s directors, including compensation and expense reimbursement policies for attendance at Board and Committee meetings, (viii) overseeing regulatory compliance with respect to compensation matters, (ix) reviewing and approving severance or similar termination payments to any executive officer of the Company, (x) preparing reports on executive compensation and (xi) reporting activities of the Compensation Committee to the Board of Directors on a regular basis and reviewing issues with the Board of Directors as the Compensation Committee deems appropriate. The Compensation Committee’s authority is set forth in a charter adopted by our Board of Directors, a copy of which is included on the Company’s website.

The Compensation Committee has unlimited authority with regard to compensation matters. The Compensation Committee receives recommendations from Mr. Bazet as to the salaries of our Named Executive Officers (“NEOs”), as defined under “Compensation Discussion and Analysis” on page 10 of this proxy statement other than Mr. Smith, whose salary is set in his employment agreement that was subject to review and approval by the Compensation Committee, and the individual and Company thresholds to be used for our Executive Bonus Program. As noted under “Compensation Discussion and Analysis—The Elements of Our Compensation Program” on page 11 of this Proxy Statement, such performance thresholds are subject to approval and ratification of the Compensation Committee.

The Compensation Committee has engaged The Delves Group, a compensation consultant, to assist the Compensation Committee in evaluating its equity programs and advise it as to market practices with regard to equity programs for similarly situated companies. The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of Mr. Bazet and, on occasion, the Company’s Vice President of Human Resources. Compensation Committee meetings are regularly attended by Mr. Bazet. At some meetings, the Compensation Committee also meets in executive session. The Compensation Committee’s Chairman reports the committee’s recommendations on executive compensation to the Board. Independent advisors and the Company’s Human Resources Department support the Compensation Committee in its duties and, along with Mr. Bazet, may be delegated authority to fulfill certain administrative duties regarding compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation

Committee reviews the total fees paid to outside consultants by the Company to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee.

The Compensation Committee consists of three directors, each of whom the Board of Directors has determined has no material relationship with us and is otherwise independent under the rules of the NASDAQ Stock Market and the Exchange Act. Ian R. Miller (Chair), William P. Carmichael and Robert P. Rohleder (effective October 5, 2006) are members of the Compensation Committee. Henry G. Chiarelli, who served as a director on the Compensation Committee, resigned from the Company’s Board of Directors, effective as of October 5, 2006. Mr. Chiarelli had no material relationship with us and was otherwise independent while he served as an active member of the Compensation Committee. During 2006, the Compensation Committee met five times.

Finance Committee

The Board of Directors has established a Finance Committee, which is responsible for reviewing and recommending to the Board of Directors financing plans and agreements and transactions that are under consideration by the Company. The Finance Committee’s authority is set forth in a charter adopted by our Board of Directors, a copy of which is included on the Company’s website.

The Finance Committee consists of three directors, William P. Carmichael (Chair), James R. Bazet and Robert P. Rohleder. During 2006, the Finance Committee met three times.

Stock Option Plan Committee

The Board of Directors has established a Stock Option Plan Committee, which is responsible for administering the Company’s stock option plans. The Stock Option Plans Committee’s authority is set forth in a charter adopted by our Board of Directors, a copy of which is included on the Company’s website.

The Stock Option Plan Committee consists of three directors, each of whom the Board of Directors has determined has no material relationship with us and is otherwise independent under the rules of the NASDAQ Stock Market and the Exchange Act. Ian R. Miller (Chair), William P. Carmichael and Robert P. Rohleder are members of the Stock Option Plan Committee. Henry G. Chiarelli, who served as a director on the Stock Option Plan Committee, resigned from the Company’s Board of Directors, effective as of October 5, 2006. Mr. Chiarelli had no material relationship with us and was otherwise independent while he served as an active member of the Stock Option Plan Committee. During 2006, the Stock Option Plan Committee did not meet.

STOCKHOLDER COMMUNICATIONS

Any stockholder who desires to contact the non-management directors or the other members of our Board may do so by writing to: Cobra Electronics Corporation, Board of Directors, 6500 West Cortland Street, Chicago, IL 60707. Communications that are intended specifically for non-management directors should be addressed to the attention of the Chair of the Governance and Nominating Committee. All communications will be forwarded to the Chair of the Governance and Nominating Committee unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that director.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics (the “Code”), which applies solely to the Company’s officers, senior financial accounting and financial personnel and directors. The Company encourages all employees, officers and directors to promptly report any violations of the Code to the appropriate persons identified in the Code. Any waivers or amendments to the Code will be approved by the Board of Directors or the Governance and Nominating Committee and will be disclosed by publishing a statement on the Company’s website. A copy of the Code is posted on our website at www.cobra.com.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as to the beneficial ownership of Common Stock, as of February 1, 2007, of each of the Company’s directors and director nominees, each person named in the summary compensation table below and the Company’s directors, director nominees and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Outstanding Common Stock
James R. Bazet	413,595	(2)	5.9%
William P. Carmichael	27,000	(3)	*
Carl Korn	284,513	(4)	4.1%
Gerald M. Laures	84,400	(5)	1.2%
Ian R. Miller	7,000	(6)	*
Anthony A. Mirabelli	1,000		*
Robert P. Rohleder	5,000		*
Michael Smith	163,100	(7)	2.3%
All directors, director nominees and executive officers as a group (8 persons)	985,608	(8)	14.1%

*	Less than 1% of the outstanding Common Stock.
(1)	Except as otherwise disclosed, beneficial ownership includes both sole investment and voting power with respect to the shares indicated.
(2)	The amount includes 380,416 shares, which Mr. Bazet may acquire pursuant to the exercise of stock options. Mr. Bazet’s address is 6500 West Cortland Street, Chicago, Illinois 60707.
(3)	The amount includes 7,000 shares, which Mr. Carmichael may acquire pursuant to the exercise of stock options.
(4)	The amount includes 7,000 shares, which Mr. Korn may acquire pursuant to the exercise of stock options and 277,513 shares owned by Korn Portfolio Limited Partnership, a Delaware limited partnership, of which Mr. Korn is a general partner.
(5)	The amount includes 10,000 shares, which Mr. Laures may acquire pursuant to the exercise of stock options.

(6)	The amount represents 7,000 shares, which Mr. Miller may acquire pursuant to the exercise of stock options.
(7)	The amount includes 162,500 shares, which Mr. Smith may acquire pursuant to the exercise of stock options.
(8)	The amount includes 573,916 shares, which directors and executive officers may acquire pursuant to the exercise of stock options.

To the knowledge of the Company, as of December 31, 2006, other than Mr. Bazet, the only beneficial owners of more than 5% of the outstanding shares of Common Stock are as follows:

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Outstanding Common Stock
Eliot Rose Asset Management, LLC	563,913	(1)	8.0%
10 Weybosset Street, Suite 401
Providence, RI 02903

Trusco Capital Management, Inc.	542,500	(1)	7.7%
50 Hurt Plaza, Suite 1400
Atlanta, GA 30303

Howson Tattersall Investment Counsel Ltd.	527,410	(1)	7.5%
640-1000 de la Gauchetière West
Montreal, QC H3B 4W5

Dimensional Fund Advisors Inc.	427,901	(1)	6.1%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

(1)	Beneficial ownership includes both sole investment and voting power with respect to the shares indicated.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for our principal executive officer, principal financial officer and the Company’s other executive officers (“NEOs”) for 2006. It includes information regarding, among other things, the overall philosophy and objectives of our compensation program and each element of compensation that we provide.

Compensation Philosophy and Policies

The Compensation Committee has designed the Company’s compensation program to promote individual performance and to be competitive with market practices in order to attract, retain and motivate talented individuals. The Company’s compensation program also seeks to hold our executives accountable and reward them appropriately for the success of our Company. Accordingly, the Compensation Committee strives to create an executive compensation program that is competitive as well as reflective of company-wide and individual performance. The Compensation Committee recognizes that certain elements of compensation are better suited to achieving different compensation objectives. The Company’s executive compensation program includes base salaries, annual performance based bonuses, equity awards and a deferred compensation program. We believe that base salaries, which are focused on the market practices of similarly situated companies, are designed to attract and retain our executives. Bonuses, on the other hand, are designed to motivate our NEOs to achieve specific performance goals that the Compensation Committee has determined are in the best interest of the Company and shareholders. The other elements of compensation are set primarily based on market practices and are driven by the Compensation Committee’s philosophy that personal benefits including retirement and health and welfare benefits should be available to the Company’s employees on a non-discriminatory basis.

Objectives of Our Compensation Program

The Compensation Committee administers the Company’s various incentive plans, including its annual bonus plan, other than the Company’s stock option plans. In addition, the Compensation Committee reviews in detail with the Board of Directors the compensation of the NEOs. The Stock Option Plan Committee administers the Company’s stock option plans.

The compensation policy of the Company, which is endorsed by the Compensation Committee and the Stock Option Plan Committee, is designed to align the interests of the Company’s executive officers and key employees with that of the Company’s stockholders and to advance the interests of the Company and its stockholders by attracting, retaining and motivating well-qualified executive officers and key employees and aligning their interests with those of the Company’s shareholders.

The program is organized around four fundamental principles:

A Substantial Portion of NEO Compensation Should Be Performance-Based. Our compensation program is designed to reward superior performance. Therefore, it is the Company’s policy that a substantial portion of the incentive compensation of each NEO relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. It accomplishes this in a number of ways. In terms of cash compensation, each of our NEOs is entitled to bonus opportunities pursuant to the terms of such NEO’s employment agreement, if any, and the evaluation and recommendation of the Compensation Committee. Whether and to what extent bonuses are paid depends entirely on the extent to which the company-wide and individual goals set by the Compensation Committee or set forth in such NEO’s employment agreement are attained.

A Portion of NEO Compensation May Be Delivered in the Form of Equity Awards. The Stock Option Plan Committee may grant options to purchase shares of the Company’s common stock under the Company’s stock option plans to certain key employees. The Compensation Committee may recommend to the Board of Directors, subject to approval by the Stock Option Plan Committee, that certain key employees be granted options to purchase common stock under the Company’s stock incentive plans. The exercise price of each option granted is equal to 100% of the fair market value of the shares on the date of grant and options granted are exercisable in four equal annual installments commencing 12 months after the grant date. Option terms are generally ten years, but could be less at the Stock Option Plan Committee’s discretion. In 2006, the Compensation Committee did not approve any plan-based awards to the NEOs.

Our Compensation Program for NEOs Should Enable Us to Compete for High-Quality Executive Talent. Stockholders are best served when we can attract and retain talented executives with compensation packages that are competitive but fair. In making compensation decisions with respect to each element of compensation, the Compensation Committee considers the competitive market for executives and compensation levels provided by comparable companies. The Compensation Committee regularly reviews the compensation practices of companies with which it competes for talent, including businesses engaged in activities similar to those of the Company, specifically small and mid-sized consumer electronics products companies, as well as publicly held businesses with a scope and complexity similar to that of the Company. The Compensation Committee does not attempt to set each compensation element for each executive within a particular range related to levels provided by comparable companies. Instead, the committee uses market comparisons as one factor in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, internal pay relationship, complexity and importance of the NEO’s role and responsibilities, leadership and growth potential. In addition, when making decisions with regard to the compensation of our NEOs, the Compensation Committee also considers the perquisites that each NEO receives, the deferred compensation arrangements for such NEO and the post-termination commitments applicable to such NEO, as well as the aggregate compensation received by such NEOs in past years.

Our Compensation Program for NEOs Should Be Fair and Perceived as Such, Both Internally and Externally. The Compensation Committee strives to create a compensation program that will be perceived as fair, both internally and externally. It accomplishes this by comparing the compensation that is provided to our NEOs (i) to the compensation, as described above, provided to officers of comparable companies as a means to measure external fairness; and (ii) to other senior employees of the Company, as a means to measure internal fairness.

The Elements of Our Compensation Program

This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including why the Compensation Committee chooses to include the items in the compensation program.

Cash Compensation

Our compensation program for NEOs for 2006 was designed so that all of their total compensation was delivered in the form of cash or bonus opportunities. Cash compensation is paid in the form of salary or bonuses pursuant to the NEO’s employment agreement or our annual bonus plan. Performance-based bonuses are included in the NEO’s compensation package because they permit the Compensation Committee to incentivize our NEOs, in any particular year, to pursue particular objectives that the Compensation Committee believes are consistent with the overall goals and strategic direction that the Board of Directors has set for our company. The components comprising the cash portion of total compensation are described below.

Salary. Base salary for the NEOs for any given year is, in the case of Messrs. Bazet and Smith, determined pursuant to such NEO’s employment agreement and, in the case of Mr. Mirabelli, as specified in his employment agreement, shall not be less than the highest annual salary rate previously paid to him. For Messrs. Mirabelli and Laures, the base salary for each is determined by the Compensation Committee at its meeting in February of each year. For Messrs. Bazet and Smith a minimum level of base salary is specified in the employment agreement, which may be reviewed and adjusted annually by the Compensation Committee. The Compensation Committee is free to set Mr. Laures’ salary at any level it deems appropriate. In reviewing and setting the annual salary of each NEO, the Compensation Committee considers each element of compensation paid to the NEOs, including perquisites, deferred compensation and post termination compensation, as well as the historical compensation of such NEO. The amount of cash compensation that is provided in the form of a bonus is generally a significant portion of the amount that is provided in the form of salary, assuming threshold performance levels are met. This weighting reflects the Compensation Committee’s objective of ensuring that a substantial amount of each NEO’s total compensation is tied to company-wide and individual performance goals.

Bonuses. Cash bonuses are intended to provide officers with an opportunity to receive additional cash compensation through the achievement of specified company-wide and individual performance goals. Each of the NEOs was entitled to a bonus under such NEOs employment agreement or, in the case of Mr. Laures, at the discretion of the Compensation Committee. Mr. Bazet’s employment agreement provides that he will be paid an annual bonus of 2.5% of the Company’s income before taxes, subject to adjustment for certain non-ordinary course transactions. Mr. Smith’s employment agreement provides that he will be paid an annual bonus targeted at 35% of his base salary of which up to 65% is for the achievement of company-wide goals and up to 35% is for the achievement of individual performance goals that are set by the Compensation Committee. Pursuant to Mr. Mirabelli’s employment agreement, he will be paid an annual bonus of 35% of his base salary for any year during which the Company meets or exceeds specified pre-tax income targets under the Executive Bonus Structure. At the discretion of the Compensation Committee, Mr. Laures’ receives a bonus based upon company-wide and individual performance goals.

The Company’s 2006 Executive Bonus Structure provides cash bonus compensation to our NEOs (with the exception of Mr. Bazet) only if, and to the extent that, certain pre-established performance goals outlined for each NEO are met. Under the Executive Bonus Structure, the performance goals consist of certain individual performance objectives and an operational component measured against targeted pre-tax profit levels of the Company. Each NEO that achieves 100% of his performance goals is entitled to receive a “target” award of 35% of his 2006 base salary. Of this award, 35% is based on achieving individual performance objectives and a minimum pre-tax profit threshold while the remaining 65% is based on achieving the target pre-tax profit levels. The 2006 Executive Bonus Structure also provides for bonuses above the “target” award level if certain pre-tax profit targets are reached. The 2006 Executive Bonus Structure provides that no bonus will be paid unless a minimum pre-tax profit level is achieved. Because this target was not achieved, no bonuses were paid for 2006.

The company-wide performance thresholds under the Executive Bonus Structure are recommended by Mr. Bazet. The company-wide performance thresholds are based on management’s internal forecasts. In addition, the individual performance goals are recommended by Mr. Bazet subject to the approval and ratification by the Compensation Committee. The Compensation Committee believes that achievement of both the company-wide and individual performance thresholds is likely for 2007.

Equity Compensation

As described above, the Compensation Committee, in consultation with the Stock Option Plan Committee, may provide that a portion of each NEO’s compensation be in the form of equity awards. As described above, we grant equity awards to our key employees because we believe that such awards serve to align the interests of our key employees and our stockholders. Equity awards to our NEOs are made pursuant to our stock option plans, pursuant to which key employees may receive stock option grants. The Compensation Committee has engaged The Delves Group, a compensation consultant to assist the Compensation Committee in evaluating its equity programs and advise it as to market practices with regard to equity programs for similarly situated companies. In 2006, the Compensation Committee did not recommend and the Stock Option Plan Committee did not grant any plan-based awards to the NEOs.

Stock options granted under the Company’s plans may vest on the basis of the satisfaction of performance conditions established by the Stock Option Plan Committee or on the basis of the passage of time and continued

employment. Options that vest on the basis of the passage of time and continued employment vest over a period determined by the Stock Option Plan Committee and shall have a term not to exceed ten years. All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant.

Practices Regarding the Grant of Options

The number of stock options provided to each NEO in a given year is generally determined by the Stock Option Plan Committee. In 2006, the Stock Option Plan Committee did not grant any discretionary stock option awards to the NEOs. The Stock Option Plan Committee will continually evaluate its equity award program and consider factors such as the relative merits of cash and equity as a device for retaining and incentivizing the NEOs.

While the bulk of our stock option awards to NEOs have historically been made pursuant to the NEOs’ employment agreements, the Stock Option Plan Committee retains the discretion to make additional awards to NEOs at other times, in connection with the initial hiring of a new officer, for retention purposes or otherwise. We do not have any program, plan or practice to time awards in coordination with the release of material non-public information.

All option awards made to our NEOs, or any of our other employees or directors, are made pursuant to one of our stock option plans. As noted above, all options under our plans are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value is defined under our plans to be the closing market price of a share of our common stock on the NASDAQ Stock Market on the date as of which such value is being determined or, if there is no closing price on such date, on the next preceding date for which a closing price was reported; provided, however, that if fair market value for any date cannot be determined as provided, fair market value shall be determined by the Stock Option Plan Committee by whatever means or methods as the Stock Option Plan Committee, in good faith exercise of its discretion, shall at such time deem appropriate. The purchase price per share of stock purchasable upon exercise of any stock option shall not be less than 100% of the fair market value of a share of common stock on the date of grant of such option or, if earlier, on the date on which the Company agreed to grant such option. We do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date.

Perquisites

Our NEOs receive perquisites provided by or paid for by us. Messrs. Bazet, Smith and Mirabelli receive, pursuant to their employment agreements, an annual allowance of $23,000, $10,000 and $10,000, respectively, for perquisites of their choice. At the discretion of the Compensation Committee, Mr. Laures also receives an annual allowance of $10,000 for perquisites of his choice. The perquisites selected by these executives have included car allowances, health-club memberships and purchases of exercise equipment. We provide these perquisites because:

(i) in many cases, the perquisite makes our executives more efficient and effective and thereby is a benefit to us, and

(ii) these perquisites are provided to their named executive officers by many of the companies with which we compete for executive talent, as discussed above, and it is therefore necessary for retention and recruitment purposes that we do the same in order for our compensation to remain competitive.

The Compensation Committee reviews the perquisites provided to its NEOs on a regular basis, in an attempt to ensure that they continue to be appropriate in light of the Compensation Committee’s overall goal of designing a compensation program for NEOs that maximizes the interests of our stockholders.

Retirement Plans

We maintain certain benefit plans, which we refer to as deferred compensation plans that provide retirement benefits to certain executives and members of management.

These deferred compensation plans are not funded plans, and, except for Mr. Bazet pursuant to his employment agreement, the Company is under no obligation to set aside any funds for the purpose of making payments under such plans. Pursuant to Mr. Bazet’s employment agreement, the Company is required to place amounts so invested into a Rabbi Trust for his benefit. While the Company does not set aside any funds to fund the deferred compensation plans, the Company maintains insurance policies on the lives of certain current and former senior executives to provide a mechanism to pay retirement benefits under its deferred compensation plans and recoup the cost through death benefits. The Company’s insurance policies on the life of Mr. Bazet are held in a Rabbi Trust pursuant to Mr. Bazet’s employment agreement. Any payments under the deferred compensation plans will be made out of the general assets of the Company. We provide this benefit to remain competitive and attract and retain our NEOs.

Additional information regarding our deferred compensation plans is found under the heading “2006 Pension Benefits” on pages 20 – 21 of this Proxy Statement.

Post-Termination Compensation

Certain members of our senior management team, including our NEOs, are entitled to post-termination compensation pursuant to either the terms of such NEO’s employment agreement or the deferred compensation plan applicable to such NEO. These agreements and arrangements provide for payments and other benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or upon a “Change of Control,” as these terms are defined in the applicable agreements and plan documents. Additional information regarding the Company’s severance arrangements, including a definition of key terms and a discussion of benefits that would have been received by our NEOs had termination occurred on December 31, 2006, is found under the heading “Potential Payments upon Termination or Change-in-Control” on pages 21 – 26 of this Proxy Statement.

The Compensation Committee believes that these severance arrangements are an important part of overall compensation for our NEOs. The Compensation Committee believes that these arrangements will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a transaction resulting in a change in control of the Company. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device, as all or nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

Savings Plan

Under our Cobra Electronics Corporation Profit Sharing and 401(k) Incentive Savings Plan (the “Savings Plan”), a tax-qualified retirement savings plan, participating employees, including our NEOs, may contribute up to 75 percent of regular earnings on a before-tax basis, up to the yearly statutory maximum, into their Savings Plan accounts. In addition, under the Savings Plan, we match an amount equal to $.50 for every $1.00 contributed by the participant up to 6% of earnings, not to exceed the statutory maximum. Amounts held in Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment, death or disability or such earlier time as the employee reaches the age of 59  1/2, subject to certain exceptions set forth in the regulations of the IRS.

Pursuant to IRS rules, effective for 2006, the Savings Plan limits the “annual additions” that can be made to a participating employee’s account to $44,000 per year. “Annual additions” include our matching contributions, before-tax contributions made by us at the request of the participating employee under Section 401(k) of the Internal Revenue Code, and employee after-tax contributions.

Of those annual additions, the current maximum before-tax contribution is $15,000 per year. In addition, no more than $220,000 of annual compensation may be taken into account in computing benefits under the Savings Plan.

Participants age 50 and over may also contribute, on a before-tax basis, and without regard to the $44,000 limitation on annual additions or the $15,000 general limitation on before-tax contributions, catch-up contributions of up to $5,000 per year.

We maintain the Savings Plan for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The Savings Plan permits employees to make such savings in a manner that is relatively tax efficient.

Profit Sharing Plan.

Our Cobra Electronics Corporation Profit Sharing and 401(k) Incentive Savings Plan (the “Savings Plan”) also allows the Company to make discretionary profit sharing contributions to the Savings Plan for the benefit of participating employees, including our NEOs, for any calendar year in an amount determined by the Board of Directors. Whether or not the Board of Directors makes a discretionary contribution and the size of such contribution is dependent upon the performance of the Company. A participant’s share of the discretionary contribution is determined pursuant to that participant’s eligible wages for the calendar year as a percentage of eligible wages for all participants for the calendar year. In 2006, the Board of Directors did not make a discretionary profit sharing contribution to the Savings Plan because of the Company’s performance. However, for each of the preceding three calendar years, the Board of Directors made discretionary contributions that equated to approximately 1.5% of participant’s eligible wages.

Code of Ethics.

The Cobra Electronics Corporation Code of Business Conduct and Ethics for Officers, Senior Financial Accounting and Financial Personnel and Directors (the “Code of Ethics”) prohibits our directors, officers and accounting and finance personnel from engaging in selling short our common stock. The Code of Ethics also prohibits our directors and NEOs from buying or selling our common stock for at least three business days after material nonpublic information is released to the public. Additionally, the Code of Ethics prohibits our directors and NEOs from buying or selling our common stock thirty days prior to and three business days after the Company’s first, second and third quarter earnings releases and sixty days prior to and three business days after the fourth quarter earnings release.

Tax and Accounting Implications of the Compensation Program

It is the Compensation Committee’s goals that the Company’s executive compensation program maximize the benefit of tax laws and accounting requirements, while satisfying the Company’s compensation policies and objectives. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a pubic company may deduct for compensation paid to the company’s chief executive officer or other named executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. As we continually evaluate our compensation program, we will assess the implications such program has with respect to tax and accounting matters.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company oversees the Company’s compensation program on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Company’s Proxy Statement to be filed in connection with the Company’s 2007 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Ian R. Miller (Chairman)

William P. Carmichael

Robert P. Rohleder

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements of the Company set forth in the Company’s 2006 Annual Report to Stockholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 with management of the Company. The Audit Committee also discussed with Grant Thornton LLP, independent registered public accounting firm for the Company, who is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

The Audit Committee has received the written communication from Grant Thornton LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” has considered the compatibility of non-audit services with the auditors’ independence, and has discussed with Grant Thornton LLP their independence from the Company.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Robert P. Rohleder (Chair)

William Carmichael

Ian R. Miller

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (1)	All Other Compensation ($) (2) (3)	Total ($)
James R. Bazet	2006	478,466	—	471,941	29,600	980,007
President and Chief
Executive Officer
(principal executive officer)

Michael Smith	2006	262,500	—	124,093	16,600	403,193
Senior Vice President and Chief
Financial Officer
(principal financial officer)

Anthony A. Mirabelli	2006	266,501	—	67,592	16,600	350,693
Senior Vice President,
Marketing and Sales

Gerald M. Laures	2006	202,001	—	59,144	15,798	276,943
Vice President—Finance and
Corporate Secretary

(1)	The amounts shown in this column include the aggregate increase in actuarial value of each of the NEO’s benefits under our Executive Deferred Compensation Plan, dated May 11, 1999 and our Deferred Compensation Plan for Select Executives, dated December 21, 1999, as applicable.
(2)	Amounts in this column include the value of the following perquisites paid to the NEOs in 2006: Messrs. Bazet, Smith and Mirabelli receive, pursuant to their employment agreements, an annual allowance of $23,000, $10,000 and $10,000, respectively, for perquisites of their choice. At the discretion of the Compensation Committee, Mr. Laures also receives an annual allowance of $10,000 for perquisites of his choice. Perquisites are valued at actual amounts paid to each NEO.
(3)	Amounts in this column include contributions made by the Company on behalf of each of the NEOs to the Cobra Electronics Corporation Profit Sharing and 401(k) Incentive Savings Plan. In 2006, the Company’s match contributed $6,600 to each 401(k) account for Messrs. Bazet, Smith and Mirabelli and $5,798 to Mr. Laures’ 401(k) account.

Narrative to Summary Compensation Table and Plan-Based Awards Table

Employment Agreements

During 2006, Messrs. Bazet, Smith and Mirabelli were employed pursuant to agreements with our company. Mr. Laures did not have an employment agreement with the Company during 2006. Each employment agreement sets forth, among other things, the NEOs minimum base salary, bonus opportunities and entitlement to participate in our benefit plans. The employment agreements have the following expiration dates: Mr. Bazet, July 31, 2009, Mr. Smith, December 31, 2007, and Mr. Mirabelli, no expiration date.

For 2006, the minimum base salaries established by Messrs. Bazet’s and Smith’s employment agreements were $470,500 and $262,500, respectively. The minimum base salaries established by the Compensation Committee for Messrs. Mirabelli and Laures were $266,500 and $202,000, respectively. The salary of each of the NEOs is subject to an annual review by the Compensation Committee.

The employment agreements provide that Messrs. Bazet, Smith and Mirabelli will be entitled to participate in each employee benefit plan maintained by the Company, including participation in the Company’s deferred compensation plans. Mr. Bazet’s employment agreement provides that, in the event his employment is terminated prior to Mr. Bazet’s 65th birthday, without cause or for a reason other than a change of status (as defined therein), Mr. Bazet is entitled to have the Company acquire and pay for health insurance coverage for him and his spouse, from the date of termination of the COBRA insurance coverage under the Company’s health insurance plan until the earlier of his 65th birthday or the date on which Mr. Bazet becomes eligible to obtain coverage from any other plan or employer. The employment agreements for Messrs. Smith and Mirabelli provide that in the event their employment is terminated without cause, Messrs. Smith and Mirabelli are entitled to have the Company pay for the executive outplacement services of their choice, so long as such services are aligned with the Company’s other executive outplacement programs.

In addition, the employment agreements provide annual bonuses for each of the NEOs. Mr. Bazet is entitled to 2.5% of the Company’s pre-tax operating profit, subject to adjustment for certain non-ordinary course transactions, plus an additional bonus amount payable of $50,000 or $75,000 if pre-tax operating profit in any employment year exceeds $10 million (but is less than $15 million) or exceeds $15 million, respectively. Mr. Smith is entitled to a bonus of 35% of his base salary if certain agreed-upon criteria are satisfied. Mr. Mirabelli is entitled to a bonus of 35% of his base salary for any year in which the Company meets or exceeds specified pre-tax income targets under the Executive Bonus Structure relating to that year. At the discretion of the Compensation Committee, Mr. Laures’ annual bonus is paid upon both the performance of the entire Company and individual performance. In 2006, the Company did not pay any bonuses to the NEOs under its Executive Bonus Structure.

The Company’s 2006 Executive Bonus Structure provides cash bonus compensation to our NEOs (with the exception of Mr. Bazet) only if and to the extent that, certain pre-established performance goals outlined for each NEO are met. Under the Executive Bonus Structure, the performance goals consist of certain individual performance objectives and an operational component measured against targeted pre-tax profit levels of the Company. Each NEO that achieves 100% of his performance goals is entitled to receive a “target” award of 35% of his 2006 base salary. Of this award, 35% is based on achieving individual performance objectives and a minimum pre-tax profit threshold and the remaining 65% is based on achieving the target pre-tax profit levels. The Executive Bonus Structure also provides for bonuses above the “target” award level if certain pre-tax profit targets are reached. The 2006 Executive Bonus Structure provides that no bonus will be paid unless a minimum target pre-tax profit level is achieved. Because this target was not achieved, no bonuses were paid for 2006.

The company-wide performance thresholds under the Executive Bonus Structure are recommended by Mr. Bazet subject to the approval and ratification by the Compensation Committee. The company-wide performance thresholds are based on management’s internal forecasts. In addition, the individual performance goals are recommended by Mr. Bazet, subject to the approval and ratification by the Compensation Committee. While the Company did not award any bonuses under its Executive Bonus Structure during 2006, the Compensation Committee believes that achievement of both the company-wide and individual performance thresholds is likely for 2007.

Pursuant to the employment agreements, each of the NEOs is also entitled the following annual perquisite allowance: Mr. Bazet, $23,000; Mr. Smith, $10,000; and Mr. Mirabelli, $10,000. Under the employment agreements, Messrs. Bazet, Smith and Mirabelli are entitled to use such amounts for the perquisites of their choice. In the past, such perquisites have included car allowances, health-club memberships and purchases of exercise equipment. For 2006, Mr. Laures also received a perquisite allowance of $10,000, to be used for the perquisites of his choice, which is granted annually at the discretion of the Compensation Committee.

The employment agreements and the deferred compensation plan applicable to each NEO provide for post-termination compensation. Please see Potential Payments Upon Termination of Change-in-Control beginning on page 21 of this Proxy Statement for a description of such arrangements.

Awards

During 2006, neither the Compensation Committee nor the Stock Option Plan Committee granted any plan-based equity awards to our NEOs.

Salary and Bonus in Proportion to Total Compensation

Our compensation program for NEOs for 2006 was designed so that all of their total compensation was delivered in the form of cash or bonus opportunities. As noted in the Compensation Discussion and Analysis beginning on page 10 of this Proxy Statement, a portion of each NEO’s compensation may be in the form of equity awards. The number of stock options provided to each NEO in a given year is generally determined by the Stock Option Plan Committee. In 2006, the Stock Option Plan Committee did not grant any stock option awards to our NEOs. The Compensation Committee believes that our current compensation program gives the NEOs a substantial alignment with stockholders, while also permitting the Compensation Committee to incentivize the NEOs to pursue specific short and long-term performance goals. Please see Compensation Discussion and Analysis beginning on page 10 of this Proxy Statement for a description of the objectives of our compensation program and overall compensation philosophy.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
James R. Bazet	78,900		5.6250	7/27/07
	150,000		5.6250	7/27/08
	51,616		4.1250	8/1/09
	100,000		6.2500	7/31/10
Michael Smith	65,000		6.5625	1/30/11
	75,000		7.0300	1/30/12
	10,000	2,500	7.1500	1/14/13
	10,000	5,000	9.5500	2/18/14
	10,000	7,500	7.5600	1/17/15
Anthony A. Mirabelli	—
Gerald M. Laures	10,000		8.0000	3/11/08

(1)	The following table provides information with respect to the vesting of each NEO’s outstanding stock options

Name	Award Type	1/14/07	1/17/07	2/18/07	1/17/08	2/18/08	1/17/09
Michael Smith	Stock Options	2,500	2,500	2,500	2,500	2,500	2,500

2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Michael Smith	10,000	32,215

2006 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
James R. Bazet	Executive Deferred Compensation Plan	9	2,336,414	—
Michael Smith	Deferred Compensation Plan for Select Executives	5	674,483	—
Anthony A. Mirabelli	Deferred Compensation Plan for Select Executives	8	955,254	—
Gerald M. Laures	Deferred Compensation Plan for Select Executives	8	724,058	—

(1)	The amounts shown in this column include the actuarial value at December 31, 2006 of each of the NEO’s benefits under the Executive Deferred Compensation Plan, dated May 11, 1999, and the Deferred Compensation Plan for Select Executives, dated December 21, 1999, as applicable, and are recorded as long-term liabilities.

The Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan was established by the Company to provide retirement benefits to Mr. Bazet described in his employment agreement. Mr. Bazet began to vest in his benefits under the plan on August 1, 2001, when he was credited with four years of service and became 10% vested. Subsequently his vested percentage increased in 10% increments annually, to 40% vested, when he had seven years of service and, thereafter, increases in 20% increments until he is fully vested at ten years of service on August 1, 2007. Under the terms of the Executive Deferred Compensation Plan, Mr. Bazet will be deemed to have completed 12 years of service if his employment is terminated by the Company for reasons other than for cause (as defined in the plan) or he incurs a voluntary change in status (as defined in the plan) and ten years of service in the event of Mr. Bazet’s disability or a change in control (as defined in the plan).

If Mr. Bazet’s employment is terminated for reasons other than death, his total annual benefits under the plan will be equal to 60% of his “average annual compensation” (the average of his salary and bonus for the three years in which that combined amount was the highest), multiplied by his vested percentage upon termination. As of December 31, 2006, Mr. Bazet had completed nine years of service with the Company for purposes of the Executive Deferred Compensation Plan. The estimated benefits payable upon retirement to Mr. Bazet are not determinable because future salary information and the age at which Mr. Bazet will retire are unknown. Assuming that Mr. Bazet is fully vested under the Executive Deferred Compensation Plan upon retirement and that his average annual compensation equals his 2006 compensation level, Mr. Bazet will be entitled to a yearly benefit under the plan of $287,080. If Mr. Bazet becomes entitled to retirement benefits under the plan, he will receive benefits for ten years, plus one year for each year of service in excess of ten years of service credited to Mr. Bazet, up to a maximum payment period of 15 years.

Mr. Bazet’s beneficiary is entitled to receive benefits under the Executive Deferred Compensation Plan in the event of Mr. Bazet’s death while employed at the Company and prior to Mr. Bazet’s receipt of retirement payments under the plan. Total annual benefits will be equal to the greater of (i) 100% of Mr. Bazet’s annual salary in the year of his death and (ii) the amount of payment Mr. Bazet would have received if his employment had terminated for reasons other than his death or for cause.

Deferred Compensation Plan for Select Executives.

The Deferred Compensation Plan for Select Executives was established by the Company to provide retirement benefits to certain executives selected by the Company. Currently, the executives covered by the plan are Michael Smith, Anthony A. Mirabelli and Gerald M. Laures. A participant must be credited with at least four years of service with the Company (beginning on January 1, 1999) to be entitled to any benefits under the plan at which time the participant is 10% vested. If the participant remains employed with the Company beyond the four years, his vested percentage will increase in 10% increments annually until he reaches seven years of service and thereafter, his vested percentage will increase in 20% increments until he is fully vested at ten years of service. Under the terms of the Deferred Compensation Plan for Select Executives, the participant will be deemed to have completed ten years of service in the event of the participant’s disability or a change in control (as defined in the plan).

If the participant’s employment is terminated for reasons other than death or for cause (as defined in the plan), the total annual benefits under the plan will be equal to 50% of the participant’s “average annual compensation” (the average of the participant’s salary and bonus for his last three years of employment with the Company), multiplied by his vested percentage upon termination. As of December 31, 2006, Messrs. Mirabelli and Laures had each completed eight years of service with the Company and Mr. Smith had completed five years of service with the Company for purposes of the Deferred Compensation Plan for Select Executives. The estimated benefits payable upon retirement to Messrs. Smith, Mirabelli and Laures under the plan are not determinable because future salary information and the age at which each participant will retire are unknown. Assuming, however, that each participant is fully vested under the Deferred Compensation Plan for Select Executives upon retirement and that each participant’s average annual compensation equals such participant’s 2006 compensation level, Messrs. Smith, Mirabelli and Laures will be entitled to a yearly benefit under the plan of $131,250, $133,251 and $101,001, respectively. If a participant becomes entitled to retirement benefits under the plan, he will receive benefits for a ten year period.

The participant’s beneficiary is entitled to receive benefits under the Deferred Compensation Plan for Select Executives in the event of the participant’s death while employed at the Company and prior to the participant’s receipt of retirement payments under the plan. Total annual benefits will be equal to 50% of the participant’s annual salary in the year of such participant’s death.

In the table above, the present value of the current accrued benefit with respect to each NEO under both the Executive Deferred Compensation Plan and the Deferred Compensation Plan for Select Executives is based on assumptions about the discount rate and anticipated compensation for each individual covered by the plans, which in part is dependent upon the anticipated future profitability of the Company. The discount rate for 2006 was 7 percent, the same as used in 2005. The compensation increase assumptions are based on historical experience and anticipated future performance, including for Mr. Bazet forecasts of future consolidated pretax income since his bonus is based on 2.5% of the Company’s pre-tax operating profit, subject to adjustment for certain non-ordinary course transactions.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

As noted under “Compensation Discussion and Analysis—Post-Termination Compensation” on page 14 of this Proxy Statement, we have provided for post-termination compensation under our NEOs employment agreements and the deferred compensation plan applicable to such NEO. A description of the terms of each of these types of arrangements follows.

Employment Agreements

The Employment Agreements provide for payments of certain benefits, as described in the tables below, upon the termination of the employment of an NEO. The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the Employment Agreements is an understanding of the definitions of “Cause” and, in the case of Messrs. Bazet’s and Smith’s employment agreements, “Change in Status” that are used in those agreements. For purposes of the Employment Agreements:

•	The Company has Cause to terminate the NEOs employment if (i) the NEO is convicted of embezzlement, misappropriation, theft or other criminal conduct related to the property or assets of the

Company, (ii) in the case of Mr. Bazet, his conviction of a felony, or (iii) in the case of Messrs. Bazet and Smith, subject to certain exceptions, the willful refusal to perform or a substantial disregard of the NEO’s duties.

•

Mr. Bazet and Mr. Smith may terminate their respective agreements for a Change-in-Status (and thereby gain access to certain benefits described below) if: (a) in the case of Mr. Bazet, (i) subject to certain exceptions, Mr. Bazet is removed as a director of the Company prior to the termination of Mr. Bazet’s full-time employment, (ii) Mr. Bazet is demoted in title, responsibilities or duties, (iii) Mr. Bazet is prevented by the Board of Directors or employees of the Company from exercising the duties and responsibilities of the President or Chief Executive Officer, and as a result, Mr. Bazet voluntarily terminates his employment with the Company, or (iv) there is an uncured breach of a material term of Mr. Bazet’s employment agreement and (b) in the case of Mr. Smith, (i) Mr. Smith is removed as Chief Financial Officer or as a Senior Vice President of the Company, (ii) Mr. Smith is demoted in title or responsibilities and duties, (iii) Mr. Smith’s principal permanent office is relocated to a location more than 50 miles from the Company’s headquarters, (iv) Mr. Smith is prevented by the Chief Executive Officer or Board of Directors or employees of the Company from exercising the duties and responsibilities of Chief Financial Officer or (v) there is an uncured breach of a material term of Mr. Smith’s employment agreement.

The employment agreements generally include non-compete and non-solicit provisions that would apply for the period during which Messrs. Bazet and Smith receive their respective severance payments and one year, in the case of Mr. Mirabelli, with respect to nonsolicit provisions following the NEO’s termination of employment. The employment agreements also include confidentiality provisions that would apply for an unlimited period of time following the NEO’s termination of employment.

The benefits to be provided to the NEO in each of those situations are described in the tables, set forth below, which assume that the termination had taken place on December 31, 2006, the last day of our most recent fiscal year.

Payment Obligations Under Employment Agreements upon Termination of Employment of NEO

The following tables set forth our payment obligations under the Employment Agreements under the circumstances specified upon a termination of the employment of our NEOs. The table assumes that the termination took place on December 31, 2006.

Mr. Bazet’s Employment Agreement

	For Cause	Death or Disability	Without Cause	Company fails to deliver timely notice agreement of renewal	Change in Status
Unpaid base salary through date of termination	X	X	X	X	X
Earned but unpaid bonus for fiscal years ending prior to termination		X (1)	X	X	X
Employee benefits accrued and vested through date of termination	X	X	X	X	X
Gap Insurance Coverage (2)		X	X	X	X
Termination Date Payment of $32,000		X (3)	X	X	X
Severance Payments (4)			X	X	X
Earned but unpaid bonuses for fiscal years ending after the termination date		X	X	X
Vesting of Stock Options (5)		(6)	X	X	X
Retirement Plan Benefit (7)	X	X	X

(1)	The employment agreement provides that such bonus shall be pro-rated to the date of death or disability.
(2)

The employment agreement provides that the Company shall pay for health insurance coverage for Mr. Bazet and his spouse from the date of termination of the COBRA insurance coverage until the earlier of (i) Mr. Bazet’s 65th birthday and (ii) the date Mr. Bazet becomes eligible to obtain insurance coverage from another employer or, in the event of Mr. Bazet’s death prior to the events in (i) and (ii), until the date that would have been Mr. Bazet’s 65th birthday. The projected present value of this continued insurance coverage assuming (i) termination occurred on December 31, 2006, (ii) Mr. Bazet continues to receive such benefits until age 65, (iii) an annual discount rate of 7% and (iv) our health care costs remain constant is $39,416.

(3)	Mr. Bazet will be eligible to receive the Termination Date Payment of $32,000 in the event of termination by reason of disability.
(4)	Pursuant to Mr. Bazet’s employment agreement, he is entitled to receive severance payments, payable every two weeks, in an amount equal to the greater of (i) his base salary for the remainder of the employment period and (ii) six months of the current base salary. The projected present value of severance payments assuming (i) termination occurred on December 31, 2006, (ii) Mr. Bazet continues to receive such payments until the end of his employment agreement and (iii) an annual discount rate of 7% is $1,153,740.
(5)	Mr. Bazet’s stock options will vest in the event of a change of control (as defined in the employment agreement).
(6)	Stock options will be treated in accordance with their original terms. Pursuant to the 2000 Stock Option Plan, options may be exercised after the death of the optionee to the extent exercisable on the date of such optionee’s death and may thereafter be exercised by such optionee’s beneficiary until the earliest to occur of (i) one year after the date of death and (ii) the expiration date of the option.
(7)	If Mr. Bazet’s employment is terminated for any reason, the Company agrees to pay Mr. Bazet retirement benefits for a period of ten years (to be extended one year for each year Mr. Bazet is employed by the Company in excess of ten years, not to exceed 15 years) equal to the product of (i) Mr. Bazet’s vested percentage based on years of service and (ii) 60% of the average of Mr. Bazet’s salary and bonus paid, during the highest three years of employment with the Company. As of December 31, 2006, Mr. Bazet has completed nine years of service and is 80% vested in his retirement benefits. The agreement further provides that Mr. Bazet will be deemed to have completed 12 years of service if he is terminated by the Company for reasons other than Cause or Mr. Bazet voluntarily terminates his employment as a result of a Change in Status. The projected present value of retirement benefits assuming (i) termination occurred on December 31, 2006 for reasons other than Cause or Mr. Bazet incurs a voluntary termination of his employment as a result of a Change in Status and (ii) an annual discount rate of 7% is $2,936,557.

Mr. Smith’s Employment Agreement

	For Cause	Death or Disability	Without Cause	Change in Status
Unpaid base salary through date of termination	X	X	X	X
Severance Payments (1)			X	X
Pro rata annual bonus earned but unpaid for fiscal years ending after the termination date		X	X	X
Medical and dental benefits (2)			X	X
Vesting of Stock Options (3)(4)			X	X
Outplacement Services (5)			X	X

(1)	Pursuant to Mr. Smith’s employment agreement, he is entitled to receive severance payments, payable biweekly, in an amount equal to his regular biweekly salary until the Company has made 13 such payments or until the end of the employment period, whichever occurs later; provided, however, that if a change in control occurs, then the Company shall continue to make payments until the Company has made 26 such payments or until the end of the employment period, whichever occurs later. The projected present value of severance payments assuming (i) termination occurred on December 31, 2006, (ii) Mr. Smith continues to receive such payments until the end of his employment agreement and (iii) an annual discount rate of 7% is $253,194.

(2)	Mr. Smith’s employment agreement provides that the Company shall, while making severance payments, pay for Mr. Smith’s and his family’s medical and dental benefits under the Company’s health and dental plans for the period he elects COBRA coverage, or a maximum of 18 months. The projected present value of this continued insurance coverage assuming (i) termination occurred on December 31, 2006, (ii) an annual discount rate of 7%, (iii) 18 months of coverage and (iv) our health care costs remain constant is $22,612.
(3)	Mr. Smith’s employment agreement provides that stock options previously issued but not yet exercisable shall immediately become exercisable upon a change in control (as defined in the employment agreement).
(4)	Non incentive stock options granted pursuant to the terms of the current or previous employment agreements shall continue to become exercisable pursuant to the terms thereof and the schedule described in the prior employment agreements and shall remain exercisable until the Company ceases paying severance benefits to Mr. Smith.
(5)	The Company will provide Mr. Smith with the services of an executive outplacement service of his choice. The service will be subject to similar terms and conditions as the Company’s other executive outplacement program, including a maximum fee of 15% of Mr. Smith’s total compensation. Based on Mr. Smith’s current salary, the maximum fee that the Company would be required to pay for such service as of December 31, 2006 is $39,375.

Mr. Mirabelli’s Employment Agreement

	For Cause	Death or Disability	Without Cause
Unpaid base salary through date of termination	X	X	X
Severance Payments (1)			X
Pro rata annual bonus earned but unpaid for fiscal years ending after the termination date			X
Medical and dental benefits (2)	X	X	X
Vesting of Stock Options (3)			X
Outplacement Services (4)	X		X

(1)	The Company shall continue to make biweekly payments in an amount equal to Mr. Mirabelli’s regular annual salary until the Company has made 26 such payments. The projected present value of severance payments assuming (i) termination occurred on December 31, 2006 and (ii) an annual discount rate of 7% is $257,053.
(2)	Regardless of the basis of termination, the Company shall pay for the continuation of Mr. Mirabelli’s and his family’s then existing medical and dental benefits for a period of one year. The projected present value of this continued insurance coverage assuming (i) termination occurred on December 31, 2006, (ii) an annual discount rate of 7% and (iii) our health care costs remain constant is $10,690.
(3)	Mr. Mirabelli’s employment agreement provides that stock options previously issued but not yet exercisable shall immediately become exercisable upon a change in control (as defined in the employment agreement).
(4)	The Company will provide Mr. Mirabelli with the services of an executive outplacement service of his choice. The service will be subject to similar terms and conditions as the Company’s other executive outplacement program, including a maximum fee of 15% of Mr. Mirabelli’s total compensation. Based on Mr. Mirabelli’s current salary, the maximum fee that the Company would be required to pay for such service as of December 31, 2006 is $39,975.

Deferred Compensation Plans

The Deferred Compensation Plans function in a similar manner to the Employment Agreements.

As with the Employment Agreements, the rights to which an NEO is entitled under the Deferred Compensation Plans upon a termination of his or her employment are dependent on the circumstances of the termination. The definitions of “Cause” and “Change in Control” are central to an understanding of the NEO’s rights under the Deferred Compensation Plans. Under the Deferred Compensation Plans:

•

The Company has Cause to terminate the NEO’s employment if the NEO is convicted of embezzlement, misappropriation, theft or other criminal conduct related to the property or assets of the Company or, subject to certain exceptions, the willful refusal to perform or a substantial disregard of the NEO’s duties.

•

A Change of Control under the Deferred Compensation Plans means: (i) the acquisition of shares having at least 50% of the voting power of the Company and sufficient voting power to elect at least a majority of the Company’s directors; (ii) as a result of certain types of transactions, a change in composition of the Board of Directors such that the directors immediately prior to the transaction do not constitute a majority of the Board of Directors immediately after the next meeting of stockholders following such transaction; or (iii) certain types of reorganizations, mergers or consolidations of the Company resulting in a change in ownership and Board of Directors.

•

In the case of the Deferred Compensation Plan applicable to Mr. Bazet, a Voluntary Change in Status occurs if: (i) Mr. Bazet is removed as a director prior to the termination of Mr. Bazet’s full-time employment; (ii) Mr. Bazet is demoted in title or responsibilities and duties; (iii) Mr. Bazet is prevented from exercising the duties and responsibilities of the President or Chief Executive Officer and, as a result, Mr. Bazet voluntarily terminates the agreement; or (iv) there is an uncured material breach of Mr. Bazet’s employment agreement.

Payment Obligations Under the Deferred Compensation Plans Upon Termination of Employment of NEO

Cobra Electronics Corporation Executive Deferred Compensation Plan

Mr. Bazet is subject to the Cobra Electronics Corporation Executive Deferred Compensation Plan, dated December 2, 1999. Under this plan, if Mr. Bazet’s employment is terminated for any reason other than his death, including Cause, Mr. Bazet shall be entitled to receive a payment every two weeks for a period of ten years (to be extended one year for each year Mr. Bazet is employed by the Company in excess of ten years, not to exceed 15 years). The amount of each payment shall be equal to the product of (i) Mr. Bazet’s vested percentage based on years of service and (ii) 1/26th of 60% of the average of Mr. Bazet’s salary and bonus paid during the highest three years of employment with the Company. However, under this plan, if Mr. Bazet’s employment is terminated for death while he is employed by the Company, Mr. Bazet’s designated beneficiary shall be entitled to receive a payment every two weeks that is the greater of (i) the amount calculated above or (ii) an amount that is based on Mr. Bazet’s annual salary for the calendar year during the year his death occurs, determined as if Mr. Bazet had remained employed by the Company through December 31 of such calendar year, and that assumes a vested percentage of 100%. As of December 31, 2006, Mr. Bazet has completed nine years of service and is 80% vested in his retirement benefits. The Deferred Compensation Plan further provides that Mr. Bazet will be deemed to have completed 12 years of service in the event Mr. Bazet’s employment is terminated by the Company for reasons other than Cause or Mr. Bazet incurs a Voluntary Change in Status prior to completing 12 years of service. In the event of a Change in Control or Mr. Bazet’s disability while he is employed at the Company, Mr. Bazet will be deemed to have completed ten years of service under the Deferred Compensation Plan. The projected present values of this retirement benefit as a result of Mr. Bazet’s termination due to (i) a Change in Control, disability while he is employed at the Company, a Voluntary Change in Status or reasons other than Cause, (ii) death or (iii) for Cause, assuming termination occurred on December 31, 2006 and an annual discount rate of 7%, are $2,936,557, $3,513,266 and $2,080,727, respectively.

The Executive Deferred Compensation Plan further provides that Mr. Bazet’s beneficiary is entitled to certain benefits in the event of Mr. Bazet’s death. In the event Mr. Bazet dies before receiving payments under the plan, Mr. Bazet’s beneficiary shall be entitled to receive a payment every two weeks for either a ten year period or the payment period as determined on the date of death under the plan. The amount of each payment shall equal the greater of (i) 1/26th of 100% of the participant’s annual salary for the year in which the participant’s death occurs and (ii) the bi-weekly payment Mr. Bazet would have been entitled to receive had Mr. Bazet’s employment terminated on the date of his death for reasons other than his death. The projected present value of this retirement benefit assuming (i) termination occurred on December 31, 2006 and (ii) an annual discount rate of 7% is $3,513,266.

Cobra Electronics Corporation Deferred Compensation Plan for Select Executives

Messrs. Smith, Mirabelli and Laures, are subject to the Cobra Electronics Corporation Deferred Compensation Plan for Select Executives. Under this plan, if the participant’s employment is terminated for any reason other than his death or for Cause, the participant shall be entitled to receive a payment every two weeks for a ten year period. The amount of each payment shall be equal to the product of (i) the participant’s vested percentage based on years of service and (ii) 1/26th of 50% of the average of the participant’s salary and bonus paid during his last three years of employment with the Company. In the event of a Change in Control or the participant’s disability while the participant is employed by the Company, the participant shall be deemed to have completed ten full years of service. As of December 31, 2006, Messrs. Mirabelli and Laures had each completed eight years of service with the Company and Mr. Smith had completed five years of service with the Company for purposes of the Deferred Compensation Plan for Select Executives. The projected present values of this retirement benefit as a result of termination due to (i) reasons other than death or for Cause or (ii) a Change in Control or disability while the participant is employed by the Company, assuming termination occurred on December 31, 2006 and an annual discount rate of 7%, are $209,115 and $1,045,574, respectively, for Mr. Smith, $639,919 and $1,066,589, respectively, for Mr. Mirabelli and $488,164 and $813,550, respectively, for Mr. Laures.

The Deferred Compensation Plan for Select Executives further provides that each participant’s beneficiary is entitled to certain benefits in the event of such participant’s death. In the event a participant dies before receiving payments under the plan, the participant’s beneficiary shall be entitled to receive a payment every two weeks for a ten year period. The amount of each payment shall equal 1/26th of 50% of the participant’s annual salary for the year in which the participant’s death occurs. The projected present value of this retirement benefit assuming termination occurred on December 31, 2006 as a result of the participant’s death was $942,050, $956,347, and $724,926 for Messrs. Smith, Mirabelli, and Laures, respectively.

The Deferred Compensation Plans do not include non-compete, non-solicit and confidentiality provisions of the sort found in the Employment Agreements.

2006 NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Mr. Bazet, as an employee of the Company, receives no additional fee for service as a director. Non-employee directors receive remuneration as shown in the table below.

	Fees Earned or Paid in Cash ($) (2)	Option Awards ($) (3)	All Other Compensation	Total ($)
Carl Korn, Chairman	25,000	—	—	25,000
William P. Carmichael	30,300	—	—	30,300
Henry Chiarelli (1)	17,828	—	—	17,828
Ian R. Miller	29,300	—	—	29,300
Robert P. Rohleder	35,814	—	—	35,814

(1)	Mr. Chiarelli resigned from the Board of Directors on October 5, 2006.
(2)	Consists of the amounts described below under “Cash Compensation.” With respect to Mr. Korn, includes $25,000 paid as an annual retainer for service as Chairman of the Board of Directors. Directors who are not employees of the Company receive an annual retainer of $12,000. For service as committee chairpersons, Messrs. Carmichael, Miller and Chiarelli received $1,000 per chair while Mr. Rohleder received $12,000 as audit committee chair. For Messrs. Carmichael, Miller and Rohleder, each amount includes $2,500 paid in 2007 for meetings of the Board of Directors and Compensation Committee held in 2006.
(3)	As of December 31, 2006, each director had outstanding the following number of outstanding options to purchase shares of the Company’s common stock: Mr. Korn, 7,000 outstanding options with an aggregate in-the-money value of $16,396; Mr. Carmichael, 7,000 outstanding options with an aggregate in-the-money value of $16,396; Mr. Chiarelli, 2,000 outstanding options with an aggregate in-the-money value of $2,440; and Mr. Miller, 7,000 outstanding options with an aggregate in-the-money value of $16,396.

Cash Compensation

Retainers. Mr. Korn in his capacity as Chairman of the Board of Directors of the Company currently receives an annual retainer of $25,000. Directors who are not employees of the Company receive annual retainers of $12,000.

Attendance Fees. Each non-employee director receives a fee of $1,500 for attendance at each Board of Directors meeting and a fee of $500 for each committee meeting, not to exceed one Board of Directors meeting and one committee meeting or two committee meetings on any one day. When a committee meeting occurs on the same day as a Board of Director meeting or another committee meeting, the fee of the committee meeting or meetings is reduced to $400 for each such committee meeting. Mr. Bazet receives no additional compensation for serving on the Board of Directors or any of its committees.

Chairmanships. As Chairman of the Audit Committee, Mr. Rohleder is paid an additional $11,000 annually. The other committee chairpersons are paid an additional $1,000 annually.

Equity-Based Compensation

The Company did not grant any options to purchase shares of the Company’s common stock to the directors in 2006.

Benefits

We reimburse each non-employee director for expenses associated with attending Board of Directors and committee meetings.

RELATED PARTY TRANSACTIONS

We or one or our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related party transactions.” The Audit Committee is responsible for the review and approval of each related party transaction. As required by the Audit Committee Charter, no related party transactions may be entered into unless such transactions are approved by the Audit Committee. The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, whether the terms of the proposed transaction are at least as favorable to us as those that might be achieved with an unaffiliated third party. Among other relevant factors, the Audit Committee considers the following:

•	The size of the transaction and the amount of consideration payable to a related person;

•	The nature of the interest of the applicable executive officer, director or 5% stockholder in the transaction;

•	Whether the transaction may involve a conflict of interest;

•	Whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties; and

•

Whether the proposed transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

On July 17, 2002, Mr. Bazet, the Company’s President and Chief Executive Officer, borrowed $399,938 from the Company pursuant to a full recourse term promissory note. The proceeds of the loan were used to exercise incentive stock options for 71,100 shares of common stock. The loan accrued interest at the prime rate.

The entire principal indebtedness, together with all accrued and unpaid interest, was due and payable on July 18, 2006. On July 14, 2006, Mr. Bazet repaid the loan to the Company. The payment, including accrued interest of $90,062, amounted to $490,000.

On November 10, 2006, the Company purchased 65,809 shares of Company stock from Mr. Bazet for $9.117 per share, a discount to the market price.

AUDITORS

Grant Thornton LLP (“Grant Thornton”) has been selected by the Board of Directors upon the recommendation of the Audit Committee to serve as the Company’s independent auditors for 2007. The Company expects a representative of Grant Thornton to be present at the 2007 Annual Meeting of Shareholders, and the representative will be given an opportunity to make a statement and to respond to appropriate questions from shareholders.

AUDIT AND NON-AUDIT FEES

The Audit Committee pre-approved all Audit-Related fees in 2006 and 2005. The Audit Committee also pre-approved the use of Grant Thornton for the following categories of non-audit services: employee benefit plan audits and Sarbanes-Oxley Section 404 compliance matters. The Audit Committee has advised the Board of Directors that it has determined that the non-audit services rendered by the Company’s independent auditors during 2006 are consistent with maintaining the independence of Grant Thornton. In 2006, there were no instances in which the specified pre-approval requirement was waived.

Aggregate fees billed to the Company for the fiscal years ended December 31, 2006 and 2005 by Grant Thornton are as follows:

	2006	2005
Audit Fees	$341,026	$213,099
Audit Related Fees (a)	38,905	39,095

Total Fees	$379,931	$252,194

(a)	Includes fees for the acquisition of Performance Products (2006), employee benefit plan audits, consultation on Sarbanes-Oxley Section 404 compliance matters and consultation regarding an SEC Comment Letter (2005).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of copies of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act which were furnished to the Company by persons who were, at any time during 2006 directors or executive officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all persons filed the reports required by such Section 16(a) on a timely basis during or with respect to 2006.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

In order to be considered for inclusion in the Company’s proxy materials for the 2008 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company no later than December 7, 2007. In addition, regardless of whether a shareholder nominee for director or other proposal is included in the Company’s 2008 Proxy Statement as a nominee or proposal to be considered by shareholders, the Company’s Bylaws establish an advance notice procedure for shareholder nominees and proposals to be brought before the annual meeting of shareholders. Shareholders at the 2007 Annual Meeting of Shareholders may consider a nomination or proposal brought by a shareholder of record on March 30, 2007 who is entitled to vote at the 2007 Annual Meeting and who has given the Company timely written notice, in proper form, of the shareholder’s proposal or nomination. A shareholder nomination or proposal intended to be brought before the 2007 Annual Meeting must have been received by the Company after the close of business on January 29, 2007 and prior to the close of business on February 23, 2007. The Company did not receive notice of any shareholder nomination or proposal relating to the 2007 Annual Meeting.

The 2008 Annual Meeting of Shareholders is expected to be held on May 13, 2008. A shareholder nomination or proposal intended to be brought before the 2008 Annual Meeting of Shareholders must be received by the Company after the close of business on February 3, 2008 and prior to the close of business on February 28, 2008. The Company’s Bylaws contain specific information requirements regarding a shareholder’s ability to nominate a director. All nominations and proposals should be directed to the attention of Gerald M. Laures, Corporate Secretary, 6500 West Cortland Street, Chicago, Illinois 60707.

REQUEST TO VOTE, SIGN, DATE AND RETURN PROXIES

Whether or not you plan to attend the 2007 Annual Meeting of Shareholders on May 8, 2007, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than the election of Class III directors that may be brought before the 2007 Annual Meeting. However, if any other matters properly come before the 2007 Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote that proxy in accordance with their judgment on such matters. In addition to use of the mails, the Company may also solicit proxies by telephone, telegraph or similar means. The Company’s registrar and transfer agent, American Stock Transfer & Trust Company, will assist the Company in its solicitation of proxies and will not receive any additional fee for its services. Other than American Stock Transfer & Trust Company, no specially engaged employees or paid solicitors will be used in connection with this solicitation, the expenses of which will be paid by the Company (such expenses are not expected to exceed the amount normally expended for an uncontested solicitation in connection with an election of directors). Officers and other regular employees of the Company will not receive any additional compensation in connection with this solicitation.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE REQUIRED FINANCIAL STATEMENTS WILL BE FURNISHED WITHOUT CHARGE, BY FIRST CLASS MAIL, UPON THE WRITTEN OR ORAL REQUEST OF ANY SHAREHOLDER, INCLUDING ANY BENEFICIAL OWNER ENTITLED TO VOTE AT THE MEETING, DIRECTED TO THE ATTENTION OF GERALD M. LAURES, CORPORATE SECRETARY, 6500 WEST CORTLAND STREET, CHICAGO, ILLINOIS 60707, TELEPHONE: (773) 889-8870. SUCH REPORT IS ALSO AVAILABLE THROUGH THE COMPANY’S WEBSITE AT WWW.COBRA.COM.

By order of the Board of Directors,

Gerald M. Laures

Secretary

Cobra Electronics Corporation

Chicago, Illinois

April 5, 2007

ANNUAL MEETING OF SHAREHOLDERS OF

COBRA ELECTRONICS CORPORATION

May 8, 2007

Please mark, sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR THE ELECTION OF DIRECTORS.

PLEASE MARK, SIGN, DATE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

Carl Korn Ian Miller

Class III (Term Expiring in 2010) Class III (Term Expiring in 2010)

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed below, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the nominees listed in Item (1).

The Directors recommend a vote FOR the election of the Board’s nominees to the Board of Directors.

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

COBRA ELECTRONICS CORPORATION

6500 West Cortland, Chicago, IL 60707

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James R. Bazet and William P. Carmichael as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Cobra Electronics Corporation held of record by the undersigned on March 30, 2007 at the Annual Meeting of Shareholders to be held on May 8, 2007, or any adjournments thereof.

(Continued and to be signed on the reverse side)

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